EXHIBIT 99.1

N E W S  R E L E A S E

ALLMERICA FINANCIAL CORPORATION REPORTS SECOND QUARTER EARNINGS:

NET INCOME OF $1.34 PER SHARE COMPARED TO $0.60 PER SHARE LAST YEAR

AFTER-TAX SEGMENT INCOME OF $1.07 PER SHARE COMPARED TO $0.54 PER SHARE LAST YEAR

WORCESTER, Mass., July 26, 2005 - Allmerica Financial Corporation (NYSE: AFC) today reported second quarter net income of $72.0 million, or $1.34 per share, compared to net income of $32.4 million, or $0.60 per share in the second quarter of last year.

Total segment income after taxes was $57.6 million, or $1.07 per share in the second quarter, compared to $29.1 million, or $0.54 per share in the second quarter of last year. Total Property and Casualty segment income was $90.1 million in the second quarter of 2005, compared to $49.1 million in the second quarter of 2004. The Life Companies reported a segment loss of $5.3 million in the second quarter of 2005, compared to a segment loss of $6.3 million in the second quarter last year. Segment income after taxes is presented consistent with the manner in which management evaluates operating results.

“I am very pleased with our strong second quarter results and the continued improvement in the performance of our core Property and Casualty operations over the past several quarters,” said Frederick H. Eppinger, president and chief executive officer of Allmerica Financial Corporation. “We continue to effectively execute to our key business strategies and both our Personal Lines and Commercial Lines segments recorded solid earnings growth, driven by improved loss performance.” Mr. Eppinger also said, “The company’s Board has indicated its intention to declare an annual common stock dividend in the fourth quarter of this year in an amount comparable to the 25 cents per share previously paid by the company.”

Segment Results

The company conducts its business in four operating segments. Property and Casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The Other Property and Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets. The Life Companies, our fourth operating segment, includes the results of our run-off business of life and annuity products and guaranteed investment contracts.

The following table shows segment income after taxes. It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Segment income after taxes excludes the items listed in the table at the end of this document.

	Quarter ended June 30 (In millions)
	2005	2004
Property and Casualty:
Personal Lines(1)	$57.4	$35.8
Commercial Lines(2)	31.0	12.6
Other Property and Casualty	1.7	0.7

Total Property and Casualty	90.1	49.1

Life Companies	(5.3)	(6.3)
Interest expense on corporate debt	(9.9)	(9.9)

Total pre-tax segment income	74.9	32.9

Federal Income Taxes	(17.3)	(3.8)

Total segment income after taxes(3)	$57.6	$29.1

(1)	Includes Personal Lines catastrophe losses of $4.4 million and $11.9 million for the second quarter of 2005 and 2004, respectively.
(2)	Includes Commercial Lines catastrophe losses of $2.6 million and $3.2 million for the second quarter of 2005 and 2004, respectively.
(3)	See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty segment income was $90.1 million in the second quarter of 2005, up from $49.1 million in the second quarter of 2004. Earnings were higher in the quarter primarily due to improved loss performance and lower catastrophes.

Property and Casualty highlights:

•	Net premiums written were $557.5 million in the second quarter of 2005, compared to $580.1 million in the second quarter of 2004.

•	Net premiums earned were $549.8 million in the second quarter of 2005, compared to $566.2 million in the second quarter of 2004.

•	Favorable development of prior-year reserves was $15.9 million in the second quarter of 2005, compared to $3.4 million in the second quarter of 2004.

•	Pre-tax catastrophe losses were $7.0 million in the second quarter of 2005, compared to $15.1 million in the second quarter of 2004.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended June 30
	2005	2004
Personal Lines losses (excluding catastrophes) (1)	53.3%	57.7%
Commercial Lines losses (excluding catastrophes) (2)	49.3%	55.9%

Total Property and Casualty Losses (excluding catastrophes)	51.9%	57.3%

Catastrophe losses	1.3%	2.7%
Loss adjustment expenses	9.3%	8.9%
Policy acquisition and other underwriting expenses	31.2%	31.9%

Combined Ratio	93.7%	100.8%

(1)	Catastrophe losses would add 1.2 points and 3.1 points to the Personal Lines loss ratio in the second quarter of 2005 and 2004, respectively.
(2)	Catastrophe losses would add 1.3 points and 1.8 points to the Commercial Lines loss ratio in the second quarter of 2005 and 2004, respectively.

Personal Lines

Personal Lines segment income was $57.4 million in the quarter compared to $35.8 million in the prior year, an increase of $21.6 million. Excluding pre-tax catastrophe losses, which were $7.5 million lower in the current quarter compared to the second quarter of last year, Personal Lines segment income for the current quarter was $61.8 million, compared to $47.7 million in the second quarter of last year. This $14.1 million improvement in segment income was primarily due to improved loss performance. The current quarter loss ratio, excluding catastrophes, was 4.4 points better than the prior-year quarter, primarily due to improvement in the current accident year results.

Personal Lines highlights:

•	Net premiums written were $347.7 million in the second quarter of 2005, compared to $385.3 million in the second quarter of 2004.

•	Net premiums earned were $353.3 million in the second quarter of 2005, compared to $384.1 million in the second quarter of 2004.

•	The Personal Lines GAAP combined ratio was 91.5% in the second quarter, versus 97.6% in the same period last year.

•	Pre-tax catastrophe losses were $4.4 million, or 1.2 points of the combined ratio for the second quarter of 2005 compared to $11.9 million, or 3.1 points of the combined ratio for the second quarter of 2004.

•	Favorable development of prior-year reserves was $9.6 million in the current quarter, compared to $9.3 million in the second quarter of 2004.

Commercial Lines

Commercial Lines segment income was $31.0 million in the quarter, compared to $12.6 million in the second quarter of 2004, an increase of $18.4 million. Excluding pre-tax catastrophe losses, which were $0.6 million lower in the current quarter compared to the second quarter of last year, Commercial Lines segment income was $33.6 million, compared to $15.8 million in the prior-year quarter. This $17.8 million increase in segment income was due primarily to favorable loss performance.

The current quarter loss ratio, excluding catastrophes, was 6.6 points better than the prior-year quarter, primarily due to improved development of prior-year loss and loss adjustment expense reserves. Favorable development of prior-year reserves was $6.8 million in the second quarter of 2005, compared to unfavorable development of $5.0 million in the same quarter last year. The unfavorable development in the second quarter of 2004 was primarily in the workers’ compensation line and certain other commercial lines, while the favorable development in the current quarter was primarily in the commercial multiple peril line.

In addition, segment income in the current quarter benefited from lower expenses compared to the second quarter of 2004, principally from lower contingent commissions and the timing of certain technology costs.

Commercial Lines highlights:

•	Net premiums written were $209.6 million in the second quarter of 2005, compared to $194.6 million in the second quarter of 2004.

•	Net premiums earned were $196.3 million in the second quarter of 2005, compared to $181.9 million in the second quarter of 2004.

•	The Commercial Lines GAAP combined ratio was 97.4% in the second quarter, compared to 107.0% in the same period last year.

•	Pre-tax catastrophe losses were $2.6 million, or 1.3 points of the combined ratio in the second quarter versus $3.2 million, or 1.8 points of the combined ratio in the second quarter of 2004.

•	Favorable development of prior year reserves was $6.8 million in the current quarter, compared to unfavorable development of $5.0 million in the second quarter of 2004.

Other Property and Casualty

Other Property and Casualty segment income was $1.7 million in the quarter, compared to $0.7 million in the prior year. Other Property and Casualty includes our run-off voluntary pools, premium financing and investment management operations.

Life Companies

The Life Companies reported a segment loss of $5.3 million in the second quarter of 2005, compared to a segment loss of $6.3 million in the second quarter of 2004. Quarterly results for the Life Companies are expected to approximate breakeven with an assumed equity market appreciation of 2% per quarter.

The segment loss of $5.3 million in the second quarter of 2005 was driven by two factors. First, the Life Companies incurred a net loss of $1.3 million from operations, reflecting higher guaranteed minimum death benefit (GMDB) expense, net of hedge losses, and higher amortization of deferred policy acquisition costs (DAC). This is consistent with expectations, given the lower than expected equity market return of 0.9% in the current quarter, as measured by the S&P 500 Index. Second, the current quarter loss reflects a $4.0 million provision for an ongoing SEC investigation related to market timing in our separate accounts.

Segment income excluding certain non-cash items was $25.4 million in the quarter versus $35.6 million in the first quarter of 2005. Segment income excluding certain non-cash items, which is a non-GAAP financial measure, is reconciled to segment income at the end of this document. Comparisons for this measure are made on a sequential-quarter basis.

The decrease in segment income excluding certain non-cash items in the second quarter of 2005 compared to the first quarter of 2005 was primarily due to the relative performance of the equity market and the $4.0 million provision for an ongoing SEC investigation related to market timing in the current quarter. The equity market performance resulted in derivatives losses of $2.1 million in the current quarter, compared to derivatives gains of $5.8 million in the first quarter of 2005. These derivatives gains and losses are related to our GMDB hedging program, which is designed to generate gains during a falling equity market, as in the first quarter of 2005, and losses during a rising equity market, as in the current quarter, to offset changes in the underlying GMDB exposure.

The Life Companies’ segment income is expected to continue to be volatile due to the hedge program and the impact of the SOP 03-1 rules on the GMDB reserve and DAC accounting. The inherent volatility is due to several factors, with the most significant being changes in equity market levels. Life Companies segment income is also affected by changes in interest rates, surrenders and any deviation between the performance of the underlying mutual funds and the indices associated with futures contracts in connection with the hedging program.

Life Companies highlights:

•	Life operations segment income excluding certain non-cash items was $25.4 million in the second quarter. Segment income excluding certain non-cash items, which is a non-GAAP financial measure, is reconciled to segment income at the end of this document.

•	Total adjusted statutory capital for the combined life insurance subsidiaries at June 30, 2005 was $631.2 million, compared to $588.7 million at March 31, 2005 and $592.0 million at June 30, 2004.

•	The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 575 percent at June 30, 2005, up from 472 percent at December 31, 2004.

•	In the second quarter, individual annuity redemptions were $450.8 million compared to $526.5 million in the first quarter of 2005 and approximately $555.9 million in the second quarter of 2004.

Investment Results

Net investment income was $98.6 million for the second quarter of 2005, compared to $106.2 million in the same period of 2004. Second quarter net investment income decreased primarily due to lower invested assets in the Life Companies, resulting from maturities of long-term funding agreements and continued run-off of the business, as well as declining yields in both the Life Companies and Property and Casualty portfolios, driven by the lower current interest rates. This was partially offset by increased average invested assets in the Property and Casualty segment due to increased cash flows.

Second quarter 2005 pre-tax net realized investment gains were $4.0 million, compared to $7.0 million in the same period of 2004. In the current quarter, pre-tax net realized investment gains of $6.1 million from sales of investments were partially offset by $1.9 million of capital losses resulting from impairments on certain fixed maturity securities. In the second quarter of 2004, pre-tax net realized investment gains of $7.7 million were primarily from sales of investments. There were no realized losses on other-than-temporary impairments in the second quarter of 2004.

Balance Sheet

Shareholders’ equity was $2.5 billion, or $46.60 per share at June 30, 2005, compared to $2.3 billion, or $43.91 per share at December 31, 2004. Excluding accumulated other comprehensive income, book value was $46.01 per share at the close of the second quarter, compared to $43.85 per share at December 31, 2004.

Total assets were $21.8 billion at June 30, 2005, compared to $23.7 billion at December 31, 2004. Separate account assets were $9.4 billion at June 30, 2005, versus $10.5 billion at December 31, 2004. The declines in total and separate account assets were principally the result of surrenders of individual variable annuities and GIC maturities in 2005.

Other Items

Net income in the current quarter includes a reduction in federal income tax reserves for prior years of $12.9 million, or $0.23 per share, resulting from ongoing Internal Revenue Service audits. The company realized a higher proportion of tax deductions taken for equity dividends received by its separate accounts than had been previously recorded.

Earnings Conference Call

Allmerica Financial Corporation will host a conference call to discuss the company’s second quarter results on Wednesday, July 27th at 10:00 a.m. Eastern time. Similar to last quarter, a PowerPoint slide presentation will accompany our prepared remarks and has been posted on our website. Interested investors and others can listen to the call and access the presentation through Allmerica’s web site, located at www.allmerica.com. Web-cast participants should go to the web site at least 15 minutes early to register, download the new presentation, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

Allmerica Financial Corporation’s second quarter Earnings Press Release and Statistical Supplement are also available in the Investor Relations section at www.allmerica.com.

Forward-Looking Statements

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects”, “projections”, “outlook”, “should” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under “Investor Relations”. These uncertainties include the possibility of adverse catastrophe experience (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses, the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multi-variate private passenger auto product), adverse loss development and adverse trends in mortality and morbidity, change in the current favorable frequency and loss trends generally being experienced industry-wide, changes in the stock and financial markets, the ability to improve renewal rates and increase new property and casualty policy counts, changes from assumed surrender activities and assumed stock market returns, adverse selection in underwriting activities and surrender patterns, investment impairments, heightened competition (including rate pressure), adverse and evolving state and federal legislation or regulation, adverse regulatory actions, particularly relating to the on-going informal investigations being conducted by the SEC, financial ratings actions, and various other factors, which include the anticipated impact and cost of the GMDB hedging program.

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.

Contact Information

Investors:	Media:
Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@allmerica.com	E-mail: mibuckley@allmerica.com
1-508-855-3457	1-508-855-3099

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended June 30
	2005	2004
Net income	$72.0	$32.4
Net income per share(1)	$1.34	$0.60
Weighted average shares	53.9	53.7

The following is a reconciliation from segment income to net income (2) :

PER SHARE DATA (DILUTED) (1)	Quarter ended June 30
	2005		2004
	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$57.4	—	$35.8	—
Commercial Lines	31.0	—	12.6	—
Other Property and Casualty	1.7	—	0.7	—
Total Property and Casualty	90.1	—	49.1	—
Life Companies	(5.3)	—	(6.3)	—
Interest expense on corporate debt	(9.9)	—	(9.9)	—
Total segment income	$74.9	$1.39	$32.9	$0.61
Federal income tax expense on segment income	(17.3)	(0.32)	(3.8)	(0.07)
Total segment income after federal income taxes	57.6	1.07	29.1	0.54
Net realized investment gains, net of taxes and amortization	1.9	0.04	4.4	0.09
(Loss) gain on derivatives, net of taxes	(0.2)	—	0.2	—
Change in prior year tax reserves(3)	12.9	0.23	—	—
Federal income tax settlement	—	—	0.2	—
Restructuring costs, net of taxes	(0.2)	—	(1.5)	(0.03)
Net income	$72.0	$1.34	$32.4	$0.60

(1)	Basic net income per share was $1.35 and $0.61 for the quarters ended June 30, 2005 and 2004, respectively.
(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income (loss) is determined by adjusting net income (loss) for net realized investment gains and losses including net gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income (loss) excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(3)	Represents a reduction in federal income tax reserves for prior years, resulting from ongoing Internal Revenue Service audits. The company realized a higher proportion of tax deductions taken for equity dividends received by its separate accounts than had been previously recorded.

Net income includes the following items (net of taxes) by segment:

	Quarter ended June 30, 2005
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains, net of taxes and amortization	$0.1	$0.1	$0.5	$1.2	$1.9
Loss on derivative instruments, net of taxes	—	—	—	(0.2)	(0.2)
Change in prior year tax reserves	—	—	10.6	2.3	12.9
Restructuring costs, net of taxes	—	—	—	(0.2)	(0.2)

	Quarter ended June 30, 2004
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains net of taxes and amortization	$1.9	$1.9	$0.6	$—	$4.4
Gain on derivative instruments, net of taxes	—	—	—	0.2	0.2
Restructuring costs, net of taxes	—	—	—	(1.5)	(1.5)
Federal income tax settlement	—	—	—	0.2	0.2

The following is a reconciliation of the Life Companies’ segment loss to the Life Companies’ segment income excluding certain non-cash items:

	Quarter ended June 30, 2005	Quarter ended March 31, 2005	Quarter ended June 30, 2004
Life Companies segment loss	$(5.3)	$(7.4)	$(6.3)
Deferred acquisition cost operating amortization, net	30.4	39.2	33.6
Property, plant and equipment depreciation, net	1.5	1.3	0.9
Statement of Position 98-1 amortization, net	0.7	0.9	1.1
Change in guaranteed minimum death and income benefit reserves	(1.9)	1.6	(2.4)

Total segment income excluding certain non-cash items	$25.4	$35.6	$26.9

All figures reported are unaudited.